Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)
Kratos Defense & Security Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	16,666,667	$18.00(2)	$300,000,006	$147.60 per million dollars	$44,280.00

	Total Offering Amount					$300,000,006		$44,280.00
	Total Fees Previously Paid							$—
	Total Fee Offsets(2)							$—
	Net Fee Due							$44,280.00

(1)All Calculated in accordance with Rule 457(r) of the United States Securities Act of 1933.
(2)The Registrant does not have any fee offsets.